EXHIBIT 99.1

JPMorgan [GRAPHIC OMITTED]                               [GRAPHIC OMITTED] CHASE

News Release


For Immediate Release           Investor Contacts: John Borden, 212-270-7318
                                                   Ann Patton, 212-648-9445

                                Media Contacts:    Joe Evangelisti, 212-648-9589
                                                   Jon Diat, 212-270-5089


         J.P. Morgan and Chase Announce Quarterly Common Stock Dividend

New York, December 13, 2000 -J.P. Morgan & Co. Incorporated (NYSE: JPM) and The Chase Manhattan Corporation (NYSE: CMB) today announced that they are coordinating their dividend declarations and related record and payment dates for the fourth quarter of 2000 so that their stockholders will not receive two dividends, or fail to receive one dividend, for the fourth quarter of 2000 as a result of their planned merger.

J.P. Morgan and Chase currently anticipate that their merger will close on December 31, 2000. The closing is subject to shareholder approval at meetings scheduled for December 22, 2000 and to receipt of regulatory approvals.

J.P. Morgan's Board of Directors today declared a quarterly dividend of $1.00 per share on J.P. Morgan common stock for the quarter ending December 31, 2000, which dividend will be paid only if the proposed merger with Chase does not occur on December 31. If the dividend becomes payable, payment will be made on January 31, 2001, to stockholders of record at the close of business on January 5, 2001.

With today's actions, J.P. Morgan has aligned its dividend schedule with Chase's. Chase expects to pay a fourth quarter 2000 dividend on January 31, 2001 to common stockholders of record at the close of business on January 5, 2001 in the amount of $0.32 per share.

If the merger with Chase closes on December 31, 2000, J.P. Morgan will be merged into Chase and J.P. Morgan shareholders will automatically become shareholders of the new J.P. Morgan Chase & Co. at the effective time of the merger. This will entitle them to receive 3.7 shares of Chase common stock for every J.P. Morgan share held, and to receive Chase's 2000 fourth quarter dividend. Thus former J.P. Morgan shareholders would receive, for the fourth quarter of 2000, a dividend which would equate to $1.18 for each share of J.P. Morgan common stock.

If the merger with Chase is not effected on December 31, 2000, then J.P. Morgan will pay its customary dividend of $1.00 per share on January 31, 2001 to its shareholders of record as of the close of business on January 5, 2001.

J. P. Morgan shareholders who hold their shares in certificated form are reminded that they must surrender their J. P. Morgan certificates for exchange into J.P. Morgan Chase & Co. shares before they can receive dividends from J.P. Morgan Chase & Co. Upon completion of the merger, cash will be paid instead of fractional shares, and dividends will be paid on whole shares only. The exchange agent will send transmittal instructions and letters of transmittal to J.P. Morgan shareholders promptly after the merger is consummated.

In connection with the proposed transaction, Chase has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission containing a joint proxy statement-prospectus with regard to the proposed merger and J.P. Morgan has filed a Definitive Proxy Statement on Schedule 14A with the SEC that also contains the joint proxy statement-prospectus. Stockholders are advised to read the joint proxy statement-prospectus because it contains important information. Stockholders may obtain a free copy of the joint proxy statement-prospectus and other documents filed by Chase and J.P. Morgan with the SEC, at the SEC's internet site (http://www.sec.gov). Copies of the joint proxy statement-prospectus and the SEC filings incorporated by reference in the joint proxy statement-prospectus can also be obtained, without charge, by directing a request to The Chase Manhattan Corporation, 270 Park Avenue, New York, NY 10017, Attention: Office of the Corporate Secretary (212-270-6000), or to J.P. Morgan & Co. Incorporated, 60 Wall Street, New York, NY 10260,
Attention: Investor Relations (212-483-2323).


                                     # # #